Exhibit 99

Contact:	Claudia San Pedro
Vice President of Investor Relations and Treasurer
(405) 225-4846

SONIC ANNOUNCES STOCK REPURCHASE PROGRAM

OKLAHOMA CITY (October 13, 2011) – Sonic Corp. (NASDAQ/NM: SONC), the nation’s largest chain of drive-in restaurants, today announced that its Board of Directors authorized a stock repurchase program for up to $30 million worth of common stock through August 31, 2012. Share repurchases may be made from time-to-time in the open market or in negotiated transactions depending on share price, market conditions and other factors.

“Our franchise business model is strong, and with our long-term financing plans in place we expect to generate approximately $35 million to $40 million in free cash flow1 in fiscal 2012. We believe a share purchase program represents a solid investment and a good means for deploying our excess cash,” said Clifford Hudson, Sonic’s Chairman and Chief Executive Officer.

About Sonic

Sonic, America’s Drive-In, originally started as a hamburger and root beer stand in 1953 in Shawnee, Oklahoma called Top Hat Drive-In, and then changed its name to Sonic in 1959. The first drive-in to adopt the Sonic name is still serving customers in Stillwater, Oklahoma. Sonic has more than 3,500 drive-ins coast to coast, where approximately three million customers eat every day. For more information about Sonic Corp. and its subsidiaries, visit Sonic at www.sonicdrivein.com.

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company’s annual and quarterly report filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

[1]	Free cash flow is defined as net income plus depreciation, amortization and stock compensation expense, less capital expenditures and debt principal payments.